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                                                                   EXHIBIT 10.12
                                                                   -------------

               SEPARATION, CONSULTING AND NONCOMPETITION AGREEMENT

      This Separation, Consulting and Noncompetition Agreement (hereafter "Agreement") is entered into as of January 5, 2004 by and between John T. Forbis (hereafter "Forbis") and Kroy Building Products, Inc. (hereafter "Company").

      In exchange for the mutual promises set forth below and intending to be legally bound hereby, Forbis and the Company hereby agree as follows:

      1. Forbis' employment will be terminated on January 5, 2004 (the "Termination Date"). Forbis will be paid his salary (less usual payroll deductions) through the Termination Date.

      2. Forbis agrees that for a period of time commencing on the Termination Date and ending December 31, 2005, he shall provide consulting services relating to the business of the Company pursuant to the following: a maximum of 40 hours per week for a period of three months beginning January 6, 2004; a maximum of 32 hours per week for a period of three months beginning April 6, 2004; a maximum of 16 hours per week for a period of three months beginning July 6, 2004; a maximum of 8 hours per week for a period of three months beginning October 6, 2004; and a maximum of 8 hours per week through 2005, as requested by the Company. Forbis and the Company agree that Forbis will not maintain an office at any Company facility, but will be provided space as needed and that any consulting services requested by the Company are performed by Forbis as an independent contractor and not as an employee of the Company. In exchange for the foregoing consulting services, the Company agrees to pay Forbis, as a non-employee, twenty-four monthly payments in the amount of $21,500 each. The payments will be mailed on the fifteenth day of each month beginning on the later of January 15, 2004 or the day which is one day after the expiration of the
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Revocation Period (as defined in section 7(b) herein), and ending on December
15, 2005. If the fifteenth day of a particular month is a Saturday, Sunday or Holiday, then the payment that month will be mailed on the first business day after the fifteenth day of the month. Should Forbis breach his obligation to provide consulting services hereunder, the Company, after providing Forbis with at least 30 days notice and an opportunity to cure same, may terminate the consulting arrangement and be relieved of any obligation to make Forbis any further payments hereunder.

      3. The Company shall cause the payments made pursuant to paragraph 2 hereunder to be reported to the Internal Revenue Service as income to Forbis on a Form 1099. The Company shall have no responsibility to pay any federal, state or local taxes due on the payments made to Forbis hereunder. Payment of any federal, state or local taxes due on such payments is the exclusive responsibility of Forbis, and Forbis agrees to indemnify and hold the Company harmless from any such taxes, penalties or interest.

      4. All fringe benefits of employment (including but not limited to eligibility for bonus and car allowance) cease as of the Termination Date. To the extent Forbis was a participant in any salary investment plan, profit sharing plan, stock option plan or any other similar benefit plan (hereinafter "Plans") during his employment with the Company, any rights, benefits or obligations under such Plans remain governed by the terms of those Plans, and this Agreement is not intended to either enhance or impair whatever rights, benefits or obligations existed as of the Termination Date.

      5. PROTECTION OF CONFIDENTIAL INFORMATION AND NON-COMPETITION.

      Forbis acknowledges and agrees that the Noncompetition Agreement dated as of September 9, 1999 between Forbis and the Company ("Noncompetition Agreement")


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remains in full force and effect, is fully enforceable and survives the termination of his employment, provided, however, the non-compete term (as set forth in section 2(a) of the Noncompetition Agreement) shall be extended to a period of three years commencing on the earlier of December 31, 2005 or the date in which the consulting arrangement is terminated by the Company pursuant to section 2 of this Agreement. Forbis agrees to comply with and be bound by the terms of the Noncompetition Agreement, as amended herein.

      6. GENERAL RELEASE.

            Full and Final Release of All Claims

            a. As a material inducement to the Company to enter into this Agreement, Forbis does for himself and for his heirs, representatives, executors, administrators, trustees, guardians, successors and assigns hereby remise, release, settle, discontinue, satisfy and fully and finally forever discharge any and all persons or entities, including without limitation the Company and its past, present and future foreign and/or domestic agents, servants, directors, officers, employees, shareholders, trustees, predecessors, successors, assigns, parents, subsidiaries, divisions, affiliates (including but not limited to Nortek, Inc., PlyGem Industries, Inc., and Variform, Inc.), dealers, distributors, and insurers, and each of their past, present and future foreign and/or domestic agents, servants, directors, officers, employees, shareholders, trustees, predecessors, successors, assigns, parents, subsidiaries, divisions, affiliates, dealers, distributors and insurers (hereinafter collectively referred to as the "Released Parties"), of and from any and all demands, liability, grievances, claims, actions, causes of action, awards, verdicts, judgments, decrees, damages, compensatory damages, punitive


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damages, delay damages, liquidated damages, attorney's fees, past, present and future wages, fringe benefits and demands of every kind, whether in tort or in contract, or for violation of federal or state law, or otherwise, whether at law or in equity, and whether known or unknown, which Forbis has ever had, now has or may hereafter have arising from any act or omission which occurred before the date on which this Agreement is executed by Forbis.

      The claims being released hereunder include, but are not limited to, claims of negligence, breach of contract, wrongful discharge, violation of federal, state and local laws which prohibit discrimination and/or retaliation on the basis of race, color, national origin, religion, sex, age, and disability, including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sections 621 et seq., and the Older
Workers Benefits Protection Act, as amended, 29 U.S.C. Sections 629 et seq. (hereafter referred to as "OWBPA"), claims under Nebraska's Wage Payment and Collection Law, claims growing out of any legal restrictions on the Company's right to terminate its employees, claims arising directly or indirectly from Forbis' employment with, or termination by, the Company (including, but not limited to, any claims relating to wages, fringe benefits, severance pay, overtime pay, etc.). Forbis further agrees that he will not file a lawsuit, grievance, charge or claim against the Company, or against any of the other Released Parties, based on any act or omission which occurred before the date on which this Agreement is executed by Forbis.

      b. As a material inducement to Forbis to enter into this Agreement, the Company does for itself and its past, present and future foreign and/or domestic agents, servants, directors, officers, employees, shareholders, trustees, predecessors,


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successors, assigns, parents, subsidiaries, divisions, affiliates (including but not limited to Nortek, Inc., PlyGem Industries, Inc. and Variform, Inc.), dealers, distributors, and insurers, and each of their past, present and future foreign and/or domestic agents, servants, directors, officers, employees, shareholders, trustees, predecessors, successors, assigns, parents, subsidiaries, divisions, affiliates, dealers, distributors and insurers hereby remise, release, settle, discontinue, satisfy and fully and finally forever discharge Forbis and his heirs, representatives, executors, administrators, trustees, guardians, successors and assigns of and from any and all demands, liability, grievances, claims, actions, causes of action, awards, verdicts, judgments, decrees, damages, compensatory damages, punitive damages, delay damages, liquidated damages, attorney's fees, and demands of every kind, whether at law or in equity, and whether known or unknown, which the Company has ever had, now has or may hereafter have arising from any act or omission which occurred before the date on which this Agreement is executed by the Company.

      c. Notwithstanding the terms of this General Release, this Agreement shall not impair the right of either Forbis or the Company to receive the performances promised hereunder. Forbis and the Company reserve the right to commence a lawsuit against the other to enforce the terms of this Agreement and/or to seek monetary and/or equitable relief for its non-performance. Moreover, Forbis and the Company further agree that, if a lawsuit is commenced by either (or both) of them against the other to enforce the terms of this Agreement and/or to seek monetary and/or equitable relief for its non-performance, then within sixty (60) days of the date judgment is entered the party against whom judgment is entered shall pay, over and above the amount of any judgment, the


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prevailing party's reasonable attorney's fees and defense costs. In the event that such lawsuit is settled or discontinued by consent of both parties prior to judgment, or in the event that judgments are entered against both parties, then neither party is the prevailing party hereunder, and Forbis and the Company shall each bear their own attorney's fees and defense costs.

      7. OWBPA REPRESENTATIONS OF FORBIS.

            a. Forbis makes the following representations to the Company, each of which is an important consideration to the Company's willingness to enter into this Agreement with Forbis:

                  i. The payments and other benefits which the Company has agreed to provide, as stated above, are payments and benefits to which Forbis would not necessarily be entitled were it not for this Agreement.

                  ii. Forbis is aware that federal, state, and local laws prohibit discrimination against employees because of their race, color, religion, sex, age, national origin, disability, and otherwise and that an employee who believes that he has been discriminated against for any of these reasons has a right to file a lawsuit or to initiate other legal proceedings against his employer and to recover damages if it is proved that the employer violated any one of these laws;

                  iii. Forbis is aware that, by signing this Agreement, which includes a General Release, he is giving up any right to


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                        recover damages or to obtain any other relief for
                        himself from the Company and the other entities and persons described in paragraph 6 above (i.e. , the Released Parties) not only on the basis of the discrimination laws mentioned above, but also for any and all other claims or causes of action which Forbis has or believes that he has based upon any event which occurred as a result of or in connection with his employment with or termination of employment by the Company;

                  iv. No promises or representations except those contained in this Agreement have been made to Forbis in connection with the termination of his employment;

                  v. Forbis has read and understands each and every provision in this Agreement;

                  vi. Forbis has not filed any charge, claim or complaint with a court or administrative agency against the Company, or any of the other entities and persons described in paragraph 7 above (i.e., the Released Parties) before the date he signed this Agreement; and

                  vii. Forbis represents that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any claim released by him under this Agreement or any portion thereof or interest therein.


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      b. Forbis also acknowledges and agrees that he has been advised by the
Company to review this Agreement with his attorney, that he has the opportunity to have twenty-one (21) days from the date of his receipt of this Agreement to consider executing it, and that he has the opportunity to revoke this Agreement by giving written notice to the Company (c/o Lee D. Meyer, President and CEO PlyGem Industries, Inc.) within seven (7) days (the "Revocation Period") following the date of his execution of this Agreement. If this Agreement is executed by Forbis before the expiration of 21 days from the date of his receipt of the Agreement, Forbis acknowledges and agrees that this act was knowing and voluntary and done with the understanding that he could have considered the Agreement for the full 21 days before signing. Forbis understands and agrees that the Agreement, including the rights to any payments hereunder, is not effective or enforceable until the seven (7) day revocation period following the date of execution has expired.

      8. Forbis further agrees not to seek employment or reemployment with the Company or any parent, subsidiary, related company, division or affiliate of the Company (including without limitation Nortek, Inc., PlyGem Industries, Inc., Napco, Inc. and Variform, Inc.). Moreover, should Forbis ever attempt to seek such employment or reemployment, Forbis agrees that Forbis' application or request for employment may be rejected and that there shall be no obligation to give Forbis' application or request for employment any consideration whatsoever before rejecting the same.

      9. Forbis also expressly agrees to release the Company and to indemnify and hold harmless the Company from any and all damages, losses, demands, claims, liability, actions, awards, verdicts, judgments, decrees, costs, penalties, expenses, and counsel fees


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
by any person or entity claiming any subrogation interest, lien or other interest in the payments made to Forbis hereunder.

      10. Forbis and the Company expressly understand and agree that this Agreement is a compromise of a doubtful and disputed claim and that the aforesaid payments to Forbis are not in any way to be construed as an admission by the Company of liability or fault of any kind to Forbis or to anyone else, all such liability or fault being expressly denied by the Company.

      11. CONFIDENTIALITY AGREEMENT.

      Forbis agrees that, to the extent consistent with any legal, regulatory, statutory, ethical, tax and/or fiduciary obligations and duties, and except as may be necessary to implement and to give full force and effect to this Agreement, Forbis shall keep both the fact of the payments by the Company and the amount of those payments strictly confidential, and shall not disclose this information to any other person or entity. Forbis further agrees that if and when he ever intends to disclose the fact and/or the amount of the payments to him by the Company, whether such intended disclosure be voluntary or in response to legal compulsion or process (for example, a subpoena, a search warrant or a court order), Forbis shall notify the Company orally and in writing at least fourteen (14) days in advance of the date of the intended disclosure.

      12. Forbis and the Company further agree that they will not in any manner, directly or indirectly, disparage the other to any person or entity, including but not limited to current and former employees of the Company, current and former customers of the Company, and competitors of the Company.


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      13. Forbis and the Company agree that this Agreement shall be construed according to the laws of the State of Nebraska.

      14. This Agreement shall become effective upon the execution hereof by both parties. Forbis and the Company expressly agree that this Agreement may be executed in duplicate originals, and that a true and correct copy of this Agreement shall be considered as effective for any purpose as if it were the original.

      15. Forbis and the Company understand and agree that this Agreement contains all of the terms of the Agreement between them. Forbis and the Company further represent that they have carefully read this entire Agreement, that the terms thereof have been explained to them by their own attorneys, and that they understand its content and effect. Forbis and the Company further acknowledge that they understand that by signing this agreement, they have released specific rights against each other.

      16. Forbis shall be entitled to the incentives outlined in the letter from Richard L. Bready, Chairman and CEO of Nortek, Inc., dated October 31, 2003 notwithstanding the requirement in section 3 of such letter that Forbis be employed by WDS on the sale date. All other terms and conditions in such letter, including but not limited to the other conditions in section 3 of such letter, shall remain in full force and effect.


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      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto set their hands and seals on the dates indicated below.

WITNESS:


----------------------------------            ----------------------------------
Print Name:                                   JOHN T. FORBIS
           -----------------------
Address:                                      Date: 1/19/04
        --------------------------                         ---------------------


NORTEK, INC.                                  KROY BUILDING PRODUCTS, INC.


----------------------------------            ----------------------------------
Richard L. Bready                             Lee Meyer
Chairman of the Board, CEO & President        President & CEO, Ply Gem
Norteck, Inc.                                   Industries, Inc.
Date: 1/19/04                                 Date:  1/19/2003



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